Marketer Affiliation Agreement

This agreement is entered into on this 19th day of January, 2018, between the Discount Network (DN), with its head office located at: Unit 1902, 19th Floor, Lee Garden One, 33 Hysan Ave, Causeway Bay, Hong Kong, (DN is a legal partnership between SE Inc, and IS Ltd, whose registered address is at 1235 Fairview Street, Suite 211, Burli\ngton, ON, L7S 2K9, Canada, and Impact Services (IS), a Thai company whose registered address is at 52/7 Siri Mangkalajarn Road, Soi 7, Suthep, Muang, Chiang Mai, 50200, Thailand) on the first part, and
Syndicated Resorts Association, Inc. (The Marketer), an American company whose registered address is at 5530 South Valley View Blvd, Suite 105, Las Vegas, NV, 89118, USA on the second part.

Whereas DN owns and operates a travel and leisure product which provides subscribers with access to special rates on travel and leisure products such as hotels, cruises, condominiums, car rentals, shopping discounts in selected countries, all-inclusive travel and other travel products as amended from time to time;

and DN has appointed IS to perform customer service and annual subscription fee collections;

and The Marketer wishes to purchase unique access codes form DN with the view to sell Subscriptions retail to individual interested parties it has now been agreed as follows;

Definitions

Program; shall mean the combination of products that have been bundled into a product and offered to The Marketer to sell. The combination of products consists of direct and indirect agreements for travel and leisure products available to DN through its' partners, direct agreements and third-party agreements with providers of travel and leisure products. The programs' product combination is vast and can be changed at the sole discretion of DN, but will always include accommodations as its core content at competitive prices compared to other publicly available rates.

The site; shall mean the website put in place for the Subscribers to gain access to the Program online as amended from time to time by DN. Details of the Program to be sold by The Marketer is detailed in point 4 in this agreement.

Subscription; shall mean access to a Program giving subscribers access to the products and services included in the Program offered by DN, subject to registration and activation by The Marketer and payment of the annual subscription fee.

Customer Service Provider; shall mean Impact Services Co Ltd, who has been tasked with providing customer services to all active Subscribers in the Program, and to collect Activation Fees from the Marketer and annual Subscription Fees from the end users.

Subscriber; shall mean a person or persons that have been Activated by the Marketer in the Program, and who remain in good standing as far as payment of their annual Subscription Fee and payment for any other travel and leisure products they have requested and purchased through the Program they subscribe to.

to keep their subscription active. The subscription fee is frozen for the duration of the subscription period, so that the subscription fee applicable at the time of activation will remain the same for as long as the Subscriber remains active with the Program. The current subscription fee is USD 159 per year. (The Marketer may add to the annual fee and collect an override on the additional amount after processing charges and VAT has been deducted.

1. Obligations of DN

1.1 Ensure continued access to travel and leisure products through direct agreements with suppliers in the travel and leisure industry.

1.2 Continuously keep in touch with customer demand and endeavour to develop the product mix in line with market trends and demand from Subscribers and The Marketer to provide a desirable product to all Subscribers.

1.3 Provide training and presentation materials to The Marketer, their staff and managers as required. The training will be provided for fee, but travel, accommodation and per diem allowance must be paid by The Marketer.

1.4 Pay and operate The Site in cooperation by their appointed IT supplier and IS.

1.5 If a White Label site is required, help develop and provide the white label site for the Program purchased by the marketer, subject to receipt of the white label setup fee, and the active sales operation of the Program by The Marketer.

1.6 Provide The Marketer a toll free number for their white label Program, if required.

1.7 Review and approve all marketing materials The Marketer submits for approval in a timely manner.

2. Obligations if IS

2.1 Provide customer service to all Subscribers that are in good standing for their subscription.

2.2 Collect annual subscription fees from all active Subscribers and cancel any subscribers that fail to make good on their subscription fees.

2.3 Assist The Marketer in the sales process with "on the spot" quotes and product information as required, and if included in the services added in the Marketers program.

2.4 Monitor all new registrations and activations of new Subscribers on an ongoing basis whenever registrations are made by The Marketer.

2.5 Provide The Marketer access to all Subscribers registered by The Marketer and Supplementary Subscribers as registered by the individual Subscribers.

2.6 Liaise with The Marketer to facilitate purchase of additional bulks of activation codes ensuring that The Marketer have codes to register new Subscribers with, subject to payment of Activation Codes from The Marketer.

2.7 Provide the Marketer with artwork and credibility materials as required by DN and The Marketer.

2.8 Refer any requests for upgrades from individual Subscribers to The Marketer for any Subscribers Registered by The Marketer.

3. Obligations of The Marketer

3.1 The Marketer is responsible to ensure that all required licences are obtained, and that all local laws and cancellation policies are adhered to in the location(s) The Marketer is operating.

3.2 The Marketer agrees to only promote the Program acquired from DN, and in combination with the products, if any, that are disclosed at the time of entering into this Agreement.

3.3 The Marketer will only promote the Program as long as this Agreement is inforce and must cease promotion of the Program should the agreement be cancelled. The parties agree that any and all Subscribers that are in good standing at the time of cancellation shall survive this agreement and shall continue to be serviced for the duration of their subscription, subject only to payment of the Subscription Fee.

3.4 The Marketer will present the Program in line with the sales training provided by DN or its' appointed trainers, reflecting a true image of the products and services and the savings available to the individual Subscribers through the Program without embellishing or malice. Any misrepresentation of the product can lead to immediate termination of the marketing rights and legal recourse.

3.5 The Marketer agrees to pay for transportation, accommodation and per diem allowance for the DN trainers, but understand that the actual training will be provided free of charge.

3.6 All representation of the Program shall be under the name of The Marketer, and the Program shall only be presented as a product sold by The Marketer, in case of private white labels, The Marketer may operate under the white label name they have created and paid for.

3.7 All marketing materials crated by The Marketer must be submitted to DN for approval, and be approved, before such marketing materials are being released to the general public.

3.8 All new Subscribers must be registered in the DN back office portal within 24 hours of entering an agreement with The Marketer and meeting the minimum criteria set by The Marketer to gain access to the Program.

3.9 The Marketer agrees to purchase activation codes in bulks of 10, with an option to get a volume discount for weekly orders of 15 once the operation is up and running at a steady activation rate for at least 3 weeks.

3.10 Payments for activation codes must be made in advance, and codes will only become available to The Marketer when payment has been confirmed. All payments shall be made to the IS bank account as advised by IS from time to time, and all related bank charges are the sole responsibility of The Marketer.

3.11 The Marketer agrees to cancel any Subscribers that pull out of their agreement with The Marketer on the day that The Marketer agrees to cancel the agreement with the individual Subscriber. Cancellation requests are submitted in the DN back office portal in line with the administration procedure provided by DN and IS during the administration training. The marketer also understands that activation codes for customers that are cancelled within 30 days of the initial purchase date will be released back to the marketer to be used to activate a new Subscriber to the Program. Subscribers that have been in the system for more than 30 days can also be cancelled, but the activation code will be lost after 30 days.

3.12 The Marketer agrees to reply to and administrative and cancellation queries, if any, from customers that have entered into agreements with The Marketer in a timely manner, and honour cancellation requests that are submitted in line with the governing laws in the state where the Program was purchased. Furthermore, The Marketer will not in any way hold DT responsible for any legal, monitory or other claims that is raised against The Marketer by a disgruntled Subscriber. The Marketer recognizes and agrees that the maximum liability for DN/IS for any Subscriber is the Price of the Activation fee as stated in point 4.3 of this agreement.

3.13 The Marketer agrees not to abuse the on the day sales assistance services provided by IS and understand that any misuse of this service will result in the on the day sales support service will be cancelled.

3.14 The Marketer is solely responsible for any and all applicable taxes due in relation to the retail sale of the program.

4. The Program

4.1 The Marketer has selected to sell a white label program under the generic program Infinite.Travel, including the following products and services as marked by X in the boxes below;

[X] Online access to the Program through white label website.

[X] Sales support through sales support calls to ext 777 during normal operating hours.

[ ] Extended sales support calls during weekends at USD 1,980 per month between 10 AM and 6PM Eastern time.

[X] Cancellation assistance

[X] Activation and subscriber coach assistance for first 30 days

4.2 The subscription can be sold for any number of years up to a maximum of 50 years from the date of enrolment of the Subscriber in the Program.

4.3 The normal price per activation code for infinite.travel is USD 300 (USD Three hundred) per code, and the volume discount is USD 199 (USD one hundred and ninety-nine) per activation code as long as minimum 15 codes are purchased per week. The parties agree that this is a confidential rate and shall not be revealed to and third parties.

4.4 The first years' subscription fee is included with the activation code, and it is the individual Subscribers' responsibility to pay subsequent Subscription Fees to remain in good standing and continue to have access to the program from the 366th day after registration. All Subscription fees must be paid to IS or its appointed collection agents as advised from time to time.

5. Miscellaneous

5.1 Relationship; the parties hereto remain independent entities and this Agreement shall not be construed to create any employment, partnership or joint venture between the parties.

5.2 Default; neither party shall be liable for or be considered in breach of or in default under this Agreement on account of, any delay or failure to perform as required by this agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.

5.3 Notices; any notice approval, request, authorization, direction or other communication under this Agreement shall be given in writing to the address set forth at the top of the agreement, and in addition by email to the following email addresses;

DN info@discountnetwork.io
IS info@impactservices.co.th
The Marketer wbarber272@aol.com

5.4 No waiver; the failure by either party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this agreement shall not be construed as a waiver or relinquishment to any extent of such Party right to assert or rely upon any such provision or right in that or any other instance, rather, the same shall be and remain in full force and effect.

5.5 Entire Agreement and binding advise; this Agreement, including any additional amendments or exhibits attached hereto, sets forth the entire agreement and supersedes all prior agreements written or verbal.

6. Term and Termination

6.1 The Term, unless earlier terminated as set forth herein, shall be for an initial period of one (1) year from the date of Activation, and can be renewed for another year on an ongoing basis.

6.2 Should either party wish to terminate this Agreement, this will be done by sending the other party a written notice of their intent to cancel, giving the other a 45-day notice period, unless the party has been found to be in breach of any point in this agreement. This will be without fault, penalty or ill regard, and any active Subscribers at the time of termination will continue to be serviced, subject only to the individual Subscriber being in good standing with their Subscription Fee and the Program.

7. Activation of this Agreement

7.1 This agreement will be activated on the date payment for the first order of 10 activation codes has been received in the bank account of IS, of USD 3,000 (USD three thousand dollars).

7.2 This will trigger activation of codes and allow for sales to commence.

In witness hereof, the parties agree to be bound by this Agreement and executes it by placing their signatures below;

Discount Network (SE Inc)

Represented by: Douglas Grozelle
Sales & Marketing Director

Witness: Abu Nashir

Discount Network (IS)

Represented by: Sawat Namasa
Director

Witness: Patrick Luka

The Marketer

William Barber

Represented by: William Barber
Director

Witness: